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EXHIBIT 99.1

[LETTERHEAD OF IHOP CORP.]

IHOP CORP. ANNOUNCES RETIREMENT OF CHAIRMAN, RICHARD "KIM" HERZER
LARRY ALAN KAY ELECTED CHAIRMAN

        GLENDALE, Calif., January 3, 2003—IHOP Corp. (NYSE:IHP) owner, operator and franchisor of the International House of Pancakes restaurant chain, today announced the retirement of long-time Chairman, Richard K. Herzer (71) and his resignation from its Board of Directors effective January 2, 2003. IHOP's board of directors elected Larry Alan Kay (55) to the position of Chairman of the Board.

        Richard "Kim" Herzer's career with the company spanned more than 35 years, during which time he served in a number of roles. He first joined the board of directors in 1979 and held the positions of Chairman and Chief Executive Officer from 1983 until May, 2002, when he retired from his post as CEO. Mr. Herzer is largely responsible for one of the restaurant industry's most well-known and remarkable turnarounds. In 1987, he led a management buyout of the now 45 year-old restaurant chain and immediately took steps to refurbish the restaurants, improve operations and revitalize the marketing of the IHOP and International House of Pancakes brands. The Company went public in 1991, and since then the chain has grown from less than 500 to over 1,100 restaurants and annual system-wide sales have more than tripled from $413 million to over $1.4 billion in 2002.

        Julia A. Stewart, IHOP Corp. president and chief executive officer, said, "I have truly enjoyed the opportunity to work with and learn from one of the elder statesmen of the restaurant industry. I will miss Kim's advice and counsel—no one knows IHOP like he does. He will be missed by IHOP's family of franchisees, employees and vendors, but, we are heartened in the knowledge that Kim and his wife Phyllis will be able to spend more time together with their children and grandchildren.

        I have enjoyed working with Larry Kay on the board this last year and I am pleased to have the benefit of his years of experience with the Company." Beginning in 1978, he served IHOP in a variety of capacities culminating in his role as Executive Vice President and General Counsel (1987-1993). Mr. Kay has been a director of the Company since 1987.

        Mr. Kay said, "Having been involved with IHOP throughout almost my entire business career I am looking forward to working closely with the Company's CEO, Julia Stewart, as well as the board of directors and management as we move forward. I would also like to note my appreciation for Kim Herzer's leadership of the Company and the opportunity I had to work closely with him for many years."

        Mr. Herzer stated, "I am looking forward to retirement, but not without a great deal of nostalgia. I have had the privilege of working with many people that have helped me during the past few years. Our success has been a collective effort, and I would like to express my appreciation for their support. I am confident that with their continued dedication to the company, and Julia Stewart at the helm, our future is secure."

        The IHOP family restaurant chain has been serving a wide variety of breakfast, lunch and dinner selections for nearly 45 years. Offering more than 16 types of pancakes, omelettes, breakfast specialties, burgers, chicken and steaks, IHOP's diverse menu appeals to people of all ages. International House of Pancakes restaurants are developed, operated and franchised by the Glendale, California based IHOP Corp. As of December 31, 2002, there were 1,103 IHOP restaurants in 44 states and Canada. IHOP is publicly traded on The NYSE under the symbol "IHP." For more information, call the Company's headquarters at (818) 240-6055 or visit the Company's Web site located at www.ihop.com.

Forward-Looking Statements

        There are forward-looking statements contained in this news release. They use such words as "may," "will," "expect," "believe," "plan," or other similar terminology. These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements. These factors include, but are not limited to: availability of suitable locations and terms of the sites designated for development; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; conditions beyond IHOP's control such as weather or natural disasters; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the International House of Pancakes brand and concepts by guests and franchisees; IHOP's overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in IHOP's filings with the Securities and Exchange Commission. Forward-looking information is provided by IHOP pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, IHOP disclaims any intent or obligation to update these forward-looking statements.

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  EXHIBIT 99.1